Exhibit 21.1

Subsidiaries of American Realty Capital Daily Net Asset Value Trust, Inc.

Name	Jurisdiction of Formation/Incorporation
American Realty Capital Operating Partnership II, LP	MD
ARCDV FDGTRMS1, LLC	DE
ARCDV FDWVLMS1, LLC	DE
ARCDV DGATNIL001, LLC	DE
ARCDV FDKNSOK001, LLC	DE
ARC FECHLNY001, LLC	DE
ARC CKPNXAZ001, LLC	DE
ARC DGCRLIA001,LLC	DE
ARC DGTMLTX001, LLC	DE
ARC DGCNVTX001, LLC	DE
ARC ORSDLLA001, LLC	DE
ARC AANCTIN001, LLC	DE
ARC DDSTBWI001, LLC	DE
ARC FEEVSWY001, LLC	DE
ARC GYCLNNC001, LLC	DE